Foundation Building Materials, Inc. Announces Second Quarter 2020 Results

2020 Second Quarter Highlights

•Net sales of $486.1 million, a decrease of 13.2% compared to the prior year period
•Net income from continuing operations of $9.9 million, a decrease of $4.9 million, compared to the prior year period
•Adjusted net income(1) of $11.6 million, a decrease of $4.2 million, compared to the prior year period
•Adjusted EBITDA(1) of $42.3 million compared to $50.3 million in the prior year period
•Adjusted EBITDA margin(1) of 8.7% compared to 9.0% in the prior year period
•Reduced net debt leverage ratio(1) to 2.64x at June 30, 2020 from 3.29x at June 30, 2019

Santa Ana, CA, August 3, 2020 Foundation Building Materials, Inc. (NYSE: FBM), one of the largest specialty building products distributors of wallboard, suspended ceiling systems, metal framing and complementary and other products in North America, today reported second quarter 2020 financial results and provided a COVID-19 business update.
“Despite the decline in net sales due to the COVID-19 Pandemic, our stable profitability highlighted our second quarter results,” said Ruben Mendoza, President and CEO. “Our long-term strategic focus is unwavering. As we navigate through these challenging market conditions, we remain committed to our strategic priorities that will lead to long-term value creation for our company.”

2020 Second Quarter Results

Net sales for the three months ended June 30, 2020, were $486.1 million compared to $559.9 million for the three months ended June 30, 2019, representing a decrease of $73.8 million, or 13.2%. Net sales from base business decreased $77.4 million compared to the prior period. There was the same number of business days in the current period as compared to the prior period. Net sales from acquired branches and existing branches that were strategically combined increased by $3.6 million. Our base business net sales across all of our major product lines decreased during the three months ended June 30, 2020, compared to the three months ended June 30, 2019, primarily as a result of reduced business activity due to the impacts and disruptions caused by the novel coronavirus COVID-19 (the "COVID-19 Pandemic").

Gross profit for the three months ended June 30, 2020, was $145.7 million compared to $171.5 million for the three months ended June 30, 2019, representing a decrease of $25.9 million, or 15.1%. The decrease in gross profit was primarily due to lower net sales. Gross margin for the three months ended June 30, 2020, was 30.0% compared to 30.6% for the three months ended June 30, 2019. The decrease in gross margin was primarily due to COVID-19 Pandemic related market disruptions.

Selling, general and administrative ("SG&A") expenses for the three months ended June 30, 2020, were $106.3 million compared to $122.7 million for the three months ended June 30, 2019, representing a decrease of $16.5 million, or 13.4%. As a percentage of net sales, SG&A expenses were 21.9% for the three months ended June 30, 2020, compared to 21.9% for the three months ended June 30, 2019. SG&A expenses remained flat as a percentage of net sales primarily due to proactive actions taken to right-size our cost structure in response to a decline in net sales resulting from the COVID-19 Pandemic.
Net income from continuing operations for the three months ended June 30, 2020, was $9.9 million, or $0.23 per share, a decrease of $4.9 million compared to $14.7 million, or $0.34 per share, for the three months ended June 30, 2019. Adjusted net income(1) for the three months ended June 30, 2020, was $11.6 million, or $0.27 per share, a decrease of $4.2 million compared to $15.8 million, or $0.37 per share, for the three months ended June 30, 2019.

Adjusted EBITDA(1) was $42.3 million and adjusted EBITDA margin(1) was 8.7% for the three months ended June 30, 2020, compared to adjusted EBITDA(1) of $50.3 million and adjusted EBITDA margin(1) of 9.0% for the three months ended June 30, 2019.

2020 Year-to-Date Results

Net sales for the six months ended June 30, 2020, were $1,010.3 million compared to $1,074.8 million for the six months ended June 30, 2019, representing a decrease of $64.4 million, or 6.0%. Average daily net sales decreased 6.7% over the prior period. Net sales from base business decreased $78.9 million compared to the prior period, and average daily base business net sales decreased by 8.4% over the prior period. There was one more business day in the current period as compared to the prior period. Net sales from acquired branches and existing branches that were strategically combined increased by $14.5 million. Our base business net sales across all of our major product lines decreased primarily as a result of reduced business activity due to impacts of the COVID-19 Pandemic.

Gross profit for the six months ended June 30, 2020, was $307.8 million compared to $324.5 million for the six months ended June 30, 2019, representing a decrease of $16.7 million, or 5.1%. The decrease in gross profit was primarily due to lower net sales. Gross margin for the six months ended June 30, 2020, was 30.5% compared to 30.2% for the six months ended June 30, 2019. The increase in gross margin was primarily due to improved profitability driven by our ongoing pricing and purchasing initiatives that was partially offset by COVID-19 Pandemic related market disruptions.

SG&A expenses for the six months ended June 30, 2020, were $229.4 million compared to $240.0 million for the six months ended June 30, 2019, representing a decrease of $10.6 million, or 4.4%. As a percentage of net sales, SG&A expenses were 22.7% for the six months ended June 30, 2020, compared to 22.3% for the six months ended June 30, 2019. The increase in SG&A expenses as a percentage of net sales was primarily due to loss of sales leverage resulting from the COVID-19 Pandemic and our continued investment in various company-wide initiatives, partially offset by actions taken to right-size our cost structure in the second quarter in response to a decline in net sales.

Net income from continuing operations for the six months ended June 30, 2020, was $24.2 million, or $0.56 per share, an increase of $4.7 million compared to $19.5 million, or $0.45 per share, for the six months ended June 30, 2019. Adjusted net income(1) for the six months ended June 30, 2020, was $21.3 million, or $0.49 per share, a decrease of $0.5 million compared to $21.9 million, or $0.51 per share, for the six months ended June 30, 2019.

Adjusted EBITDA(1) was $82.5 million and adjusted EBITDA margin(1) was 8.2% for the six months ended June 30, 2020, compared to adjusted EBITDA(1) of $87.8 million and adjusted EBITDA margin(1) of 8.2% for the six months ended June 30, 2019.

COVID-19 Pandemic Business Update

Through July 2020, the COVID-19 Pandemic has had a negative impact on most of the markets in which the Company operates. In a select number of states, including Washington, California, Michigan, New Jersey, and the Commonwealth of Pennsylvania, the Company continued to have jobsite restrictions, which reduced branch operations. As a result, July 2020 net sales were down approximately 7% year over year. The Company continues to monitor the current environment and anticipates its future financial performance will be adversely impacted due to the effects of the COVID-19 Pandemic.

Second Quarter Earnings Release and Conference Call

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call tomorrow, Tuesday, August 4, 2020, at 8:30 AM Eastern Time. Ruben Mendoza, President and Chief Executive Officer, John Gorey, Chief Financial Officer, Pete Welly, Chief Operating Officer, Kirby Thompson, Senior Vice President of Sales and Marketing and John Moten, Vice President Investor Relations will host the call.
The call can be accessed in three ways:
•Through the Company's website: www.fbmsales.com under the "Events and Presentations" tab in the "Investors" section of the website;
•By telephone: For both listen-only participants and those who wish to take part in the question and answer portion of the call, the dial-in telephone number in the U.S. is (877) 407-9039. For participation outside the U.S., the dial-in number is (201) 689-8470; and
•Using audio replay: A replay of the call will be available beginning at 11:30 AM Eastern Time on Tuesday, August 4, 2020, and ending at 11:59 PM Eastern Time on Tuesday, August 11, 2020. The dial-in number for U.S.-based participants to listen to the audio replay is (844) 512-2921. Participants outside the U.S. should use the replay dial-in number of (412) 317-6671. All callers will be required to provide a Conference ID of 13707041.

About Foundation Building Materials

Foundation Building Materials, Inc. is a specialty building products distributor of wallboard, suspended ceiling systems, metal framing, and complementary and other products throughout North America. Based in Santa Ana, California, the Company employs more than 3,400 employees and operates more than 170 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram, or Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, the impact of the COVID-19 Pandemic on the Company’s business and financial performance, the effect of certain strategic actions and cost-saving initiatives taken by the Company, and the Company's ability to create long-term value. The impacts and disruptions caused by the COVID-19 Pandemic are highly uncertain, cannot be accurately predicted, and will depend upon future developments outside the control of the Company, including the scope and duration of the outbreak, as well as the scope and impact of any government orders and restrictions designed to limit the further spread of COVID-19. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, public health and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
John Moten, IRC
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Jed Repko or Ed Trissel
212-355-4449

(1) Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS and net debt leverage ratio are non-GAAP financial measures. See the supplementary schedules at the end of this press release, as well as the information provided under the heading "Non-GAAP Financial Measures" for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. For a calculation of our net debt leverage ratio as of June 30, 2020, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$486,090	$559,911	$1,010,348	$1,074,783
Cost of goods sold	340,435	388,374	702,535	750,286
Gross profit	145,655	171,537	307,813	324,497
Operating expenses:
Selling, general and administrative expenses	106,257	122,735	229,354	239,965
Depreciation and amortization	19,288	20,351	38,507	40,693
Total operating expenses	125,545	143,086	267,861	280,658
Income from operations	20,110	28,451	39,952	43,839
Interest expense	(7,153)	(8,341)	(14,886)	(16,897)
Gain on legal settlement	—	—	8,556	—
Other income (expense), net	547	44	(475)	85
Income before income taxes	13,504	20,154	33,147	27,027
Income tax expense	3,647	5,433	8,914	7,478
Income from continuing operations	9,857	14,721	24,233	19,549
Loss on sale from discontinued operations, net of tax	—	(44)	—	(1,390)
Net income	$9,857	$14,677	$24,233	$18,159

Earnings per share data:
Earnings from continuing operations per share - basic	0.23	0.34	0.56	0.45
Earnings from continuing operations per share - diluted	0.23	0.34	0.56	0.45

Loss from discontinued operations per share - basic	—	—	—	(0.03)
Loss from discontinued operations per share - diluted	—	—	—	(0.03)

Earnings per share - basic	0.23	0.34	0.56	0.42
Earnings per share - diluted	0.23	0.34	0.56	0.42

Weighted average shares outstanding:
Basic	43,203,894	42,987,915	43,124,793	42,960,124
Diluted	43,332,225	43,245,353	43,440,723	43,064,496

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	June 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$31,122	$17,766
Accounts receivable—net of allowance for expected credit losses of $2,896 and $3,169, respectively	263,340	262,757
Other receivables	35,003	59,104
Inventories	159,615	178,624
Prepaid expenses and other current assets	9,386	7,965
Total current assets	498,466	526,216
Property and equipment, net	149,195	150,188
Right-of-use assets, net	126,290	120,562
Intangible assets, net	89,776	113,861
Goodwill	494,159	495,724
Other assets	6,607	5,206
Total assets	$1,364,493	$1,411,757
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$145,267	$145,226
Accrued payroll and employee benefits	25,458	31,410
Accrued taxes	9,594	8,780
Current portion of tax receivable agreement	8,537	27,850
Current portion of term loan	4,500	4,500
Current portion of lease liabilities	31,508	30,307
Other current liabilities	19,336	18,557
Total current liabilities	244,200	266,630
Asset-based revolving credit facility	40,000	89,000
Long-term portion of term loan, net	432,950	434,633
Tax receivable agreement	80,996	89,533
Deferred income taxes, net	21,670	18,972
Long-term portion of lease liabilities	100,867	97,145
Other liabilities	14,388	7,679
Total liabilities	935,071	1,003,592
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 43,205,678 and 42,991,016 shares issued, respectively	13	13
Additional paid-in capital	338,820	336,362
Retained earnings	98,487	74,254
Accumulated other comprehensive loss	(7,898)	(2,464)
Total stockholders' equity	429,422	408,165
Total liabilities and stockholders' equity	$1,364,493	$1,411,757

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$24,233	$18,159
Less: loss on sale of discontinued operations	—	(1,390)
Net income from continuing operations	24,233	19,549
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation	14,598	17,558
Amortization of intangible assets	23,909	23,135
Amortization of debt issuance costs and debt discount	1,080	992
Inventory fair value purchase accounting adjustment	—	234
Provision for expected credit losses	1,366	1,525
Stock-based compensation	2,828	1,939
Loss (gain) on disposal or sale of assets	708	(67)
Right-of-use assets non-cash expense	15,057	13,601
Deferred income taxes	3,334	271
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	208	(43,441)
Other receivables	23,435	13,581
Inventories	20,053	(1,291)
Prepaid expenses and other current assets	(1,472)	(3,123)
Other assets	(6)	(121)
Accounts payable	1,333	23,429
Accrued payroll and employee benefits	(5,802)	(3,057)
Accrued taxes	827	(2,291)
Operating lease liabilities	(14,752)	(13,345)
Other liabilities	4,365	4,126
Net cash provided by operating activities from continuing operations	115,302	53,204
Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(13,263)	(15,052)
Proceeds from termination of net investment hedge	—	3,313
Net (payments of) proceeds from net working capital adjustments related to acquisitions	(34)	470
Proceeds from disposal or sale of assets	980	2,376
Acquisitions, net of cash acquired	(8,638)	(21,923)
Net cash used in investing activities from continuing operations	(20,955)	(30,816)
Cash flows from financing activities from continuing operations:
Proceeds from asset-based revolving credit facility	322,500	281,620
Repayments of asset-based revolving credit facility	(371,500)	(291,371)
Principal payments for term loan	(2,250)	(2,250)
Payment related to tax receivable agreement	(27,850)	(16,667)
Tax withholding payment related to net settlement of equity awards	(370)	(138)
Principal repayment of finance lease liabilities	(1,355)	(1,319)
Net cash used in financing activities from continuing operations	(80,825)	(30,125)

Net cash used in investing activities from discontinued operations	—	(1,390)
Net cash used in discontinued operations	—	(1,390)
Effect of exchange rate changes on cash	(166)	282
Net increase (decrease) in cash	13,356	(8,845)
Cash and cash equivalents at beginning of period	17,766	15,299
Cash and cash equivalents at end of period	$31,122	$6,454

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$190	$5,091
Cash paid for interest	$14,186	$16,477
Supplemental disclosures of non-cash investing and financing activities:
Decrease in fair value of derivatives, net of tax	$1,525	$6,012
Net goodwill increase for purchase price allocation	$47	$57

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY MAJOR PRODUCT LINE, GROSS PROFIT AND GROSS MARGIN
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended June 30,				Change
	2020		2019		$	%
Wallboard	$188,588	38.8%	$214,059	38.2%	$(25,471)	(11.9)%
Suspended ceiling systems	91,508	18.8%	106,176	19.0%	(14,668)	(13.8)%
Metal framing	82,188	16.9%	102,425	18.3%	(20,237)	(19.8)%
Complementary and other products	123,806	25.5%	137,251	24.5%	(13,445)	(9.8)%
Total net sales	$486,090	100.0%	$559,911	100.0%	$(73,821)	(13.2)%
Total gross profit	$145,655		$171,537		$(25,882)	(15.1)%
Total gross margin	30.0%		30.6%		(0.6)%

	Six Months Ended June 30,				Change
	2020		2019		$	%
Wallboard	$390,856	38.7%	$416,973	38.8%	$(26,117)	(6.3)%
Suspended ceiling systems	190,014	18.8%	195,172	18.2%	(5,158)	(2.6)%
Metal framing	175,522	17.4%	201,676	18.8%	(26,154)	(13.0)%
Complementary and other products	253,956	25.1%	260,962	24.2%	(7,006)	(2.7)%
Total net sales	$1,010,348	100.0%	$1,074,783	100.0%	$(64,435)	(6.0)%
Total gross profit	$307,813		$324,497		$(16,684)	(5.1)%
Total gross margin	30.5%		30.2%		0.3%

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended June 30,		Change
	2020	2019	$	%
Base business (1)	$457,811	$535,185	$(77,374)	(14.5)%
Acquired and combined (2)	28,279	24,726	3,553	14.4%
Net sales	$486,090	$559,911	$(73,821)	(13.2)%
(1) Represents net sales from branches that were owned by us since January 1, 2019, and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2019, primarily as a result of our strategic combination of branches.

	Six Months Ended June 30,		Change
	2020	2019	$	%
Base business (1)	$951,189	$1,030,103	$(78,914)	(7.7)%
Acquired and combined (2)	59,159	44,680	14,479	32.4%
Net sales	$1,010,348	$1,074,783	$(64,435)	(6.0)%
(1) Represents net sales from branches that were owned by us since January 1, 2019, and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2019, primarily as a result of our strategic combination of branches.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY MAJOR PRODUCT LINE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended June 30, 2019	Base Business Net Sales Change	Acquired and Combined Net Sales Change	Three Months Ended June 30, 2020	Total Net Sales % Change	Base Business Net Sales % Change(1)	Acquired and Combined Net Sales % Change(2)
Wallboard	$214,059	$(27,410)	$1,939	$188,588	(11.9)%	(13.3)%	23.4%
Suspended ceiling systems	106,176	(15,112)	444	91,508	(13.8)%	(15.0)%	8.2%
Metal framing	102,425	(20,272)	35	82,188	(19.8)%	(20.6)%	0.9%
Complementary and other products	137,251	(14,580)	1,135	123,806	(9.8)%	(11.2)%	16.1%
Net sales	$559,911	$(77,374)	$3,553	$486,090	(13.2)%	(14.5)%	14.4%
Average daily net sales(3)	$8,749	$(1,209)	$55	$7,595	(13.2)%	(14.5)%	14.4%
(1) Represents base business net sales change as a percentage of base business net sales for the three months ended June 30, 2019.
(2) Represents acquired and combined net sales change as a percentage of acquired and combined net sales for the three months ended June 30, 2019.
(3) The number of business days for the three months ended June 30, 2020 and 2019 was 64 for both periods.

	Six Months Ended June 30, 2019	Base Business Net Sales Change	Acquired and Combined Net Sales Change	Six Months Ended June 30, 2020	Total Net Sales % Change	Base Business Net Sales % Change(1)	Acquired and Combined Net Sales % Change(2)
Wallboard	$416,973	$(30,383)	$4,266	$390,856	(6.3)%	(7.6)%	26.7%
Suspended ceiling systems	195,172	(10,995)	5,837	190,014	(2.6)%	(5.9)%	73.1%
Metal framing	201,676	(26,888)	734	175,522	(13.0)%	(13.9)%	9.4%
Complementary and other products	260,962	(10,648)	3,642	253,956	(2.7)%	(4.3)%	28.2%
Net sales	$1,074,783	$(78,914)	$14,479	$1,010,348	(6.0)%	(7.7)%	32.4%
Average daily net sales(3)	$8,463	$(680)	$110	$7,893	(6.7)%	(8.4)%	31.4%
(1) Represents base business net sales change as a percentage of base business net sales for the six months ended June 30, 2019.
(2) Represents acquired and combined net sales change as a percentage of acquired and combined net sales for the six months ended June 30, 2019.
(3) The numbers of business days for the six months ended June 30, 2020 and 2019 were 128 and 127, respectively.

Non-GAAP Financial Measures

In addition to presenting financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, net debt leverage ratio and adjusted earnings per share, which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. The Company calculates adjusted EBITDA as net income from continuing operations before interest expense, net, income tax expense, depreciation and amortization, stock-based compensation, and other non-recurring adjustments such as loss (gain) on disposal or sale of assets, gain on legal settlement and transaction costs. The Company calculates adjusted EBITDA margin as adjusted EBITDA divided by net sales. The Company calculates adjusted net income as net income from continuing operations before stock-based compensation, and other non-recurring adjustments such as loss (gain) on disposal or sale of assets, gain on legal settlement and transaction costs. The Company calculates adjusted earnings per share as adjusted net income on a per weighted average share outstanding basis. For a calculation of net debt leverage ratio, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.

These non-GAAP financial measures are presented because they are important metrics used by management as a means by which it assesses financial performance. We believe these measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with the most directly comparable GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations.

These non-GAAP financial measures have certain limitations, which are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. These measures should not be considered as alternatives to measures of financial performance prepared in accordance with GAAP. In addition, these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. Furthermore, these measures are not intended to be considered liquidity measures. Other companies, including other companies in the Company’s industry, may not use these measures or may calculate one or more of these measures differently than the Company does, limiting their usefulness as comparative measures.

The following is a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(dollars in thousands)
Net income from continuing operations	9,857	$14,721	24,233	19,549
Interest expense, net	7,127	8,402	14,818	16,987
Income tax expense	3,647	5,433	8,914	7,478
Depreciation and amortization	19,288	20,351	38,507	40,693
Stock-based compensation	1,435	1,110	2,828	1,939
Loss (gain) on disposal or sale of assets	657	(258)	708	(67)
Gain on legal settlement	—	—	(8,556)	—
Transaction costs(a)	245	582	1,084	1,227
Adjusted EBITDA	$42,256	50,341	82,536	87,806
Adjusted EBITDA margin(b)	8.7%	9.0%	8.2%	8.2%

(a) Represents costs related to our transactions, including fees to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b) Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.

The following is a reconciliation of adjusted net income to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(in thousands, except share and per share data)
Net income from continuing operations	$9,857	$14,721	$24,233	$19,549
Stock-based compensation	1,435	1,110	2,828	1,939
Loss (gain) on disposal or sale of assets	657	(258)	708	(67)
Gain on legal settlement	—	—	(8,556)	—
Transaction costs(a)	245	582	1,084	1,227
Tax effects(b)	(602)	(366)	1,014	(792)
Adjusted net income	$11,592	$15,789	$21,311	$21,856

Earnings per share data as reported:
Basic	$0.23	$0.34	$0.56	$0.45
Diluted	$0.23	$0.34	$0.56	$0.45
Earnings per share data as adjusted:
Basic	$0.27	$0.37	$0.49	$0.51
Diluted	$0.27	$0.37	$0.49	$0.51

Weighted average shares outstanding:
Basic	43,203,894	42,987,915	43,124,793	42,960,124
Diluted	43,332,225	43,245,353	43,440,723	43,064,496
(a) Represents costs related to our transactions, including fees to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b) Represents the impact of corporate income taxes.